EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLAR AMOUNTS IN THOUSANDS)


                                                    Fiscal Year Ended
                                 FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,  JANUARY 29,  JANUARY 30,
                                    1997         1996         1995         1994         1993
Consolidated pretax income        $378,761     $269,653     $406,110     $399,534     $375,330
Fixed charges (less capitalized
 interest)                         139,188      139,666      145,921      152,568      142,857

EARNINGS                          $517,949     $409,319     $552,031     $552,102     $518,187

Interest                          $120,599     $120,054     $124,282     $130,915     $121,940

Capitalized interest                 4,420        3,567        2,545        1,882        1,646

Interest factor in rent expense     18,589       19,612       21,639       21,653       20,917

FIXED CHARGES                     $143,608     $143,233     $148,466     $154,450     $144,503

Ratio of earnings to fixed charges    3.61         2.86         3.72         3.57         3.59
